                                                                      EXHIBIT 12

                                   BELO CORP.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                                 Six months ended
                                                          Year Ended December 31,                     June 30,
                                         ----------------------------------------------------   -------------------
                                           1996       1997       1998       1999       2000       2000       2001
                                         --------   --------   --------   --------   --------   --------   --------
Earnings:
       Earnings before income taxes
             and the cumulative effect
             of accounting changes       $144,040   $154,122   $130,460   $276,453   $266,834   $ 87,695   $  1,070
       Add:  Total fixed charges           29,009     94,069    112,082    116,032    137,808     67,349     60,615
       Less:  Interest capitalized            255        510      1,680      2,552      2,398      1,380        211
                                         --------   --------   --------   --------   --------   --------   --------
                   Adjusted earnings     $172,794   $247,681   $240,862   $389,933   $402,244   $153,664   $ 61,474
                                         ========   ========   ========   ========   ========   ========   ========

Fixed Charges:
       Interest                          $ 27,898   $ 91,288   $109,318   $113,160   $135,178   $ 66,156   $ 59,326
       Portion of rental expense
             representative of the
             interest factor (1)            1,111      2,781      2,764      2,872      2,630      1,193      1,289
                                         --------   --------   --------   --------   --------   --------   --------
                   Total fixed charges   $ 29,009   $ 94,069   $112,082   $116,032   $137,808   $ 67,349   $ 60,615
                                         ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges           5.96x      2.63x      2.15x      3.36x      2.92x      2.28x      1.01x
                                         ========   ========   ========   ========   ========   ========   ========


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(1)      For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.